Exhibit 99.1

CARRIZO OIL & GAS, INC.                 News

PRESS RELEASE    Contact:    Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION AND REVENUE IN SECOND QUARTER 2012 FINANCIAL RESULTS, INCLUDING RECORD OIL PRODUCTION AND OIL REVENUE

HOUSTON, August 7, 2012 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the second quarter of 2012, which included the following highlights:

Results for the second quarter of 2012--

•	Record Oil Production of 7,618 Bbls/d, a 28% sequential increase from the first quarter of 2012

•	Record Total Production of 2,393 Mboe, or 26,297 Boe/d, (equivalently 14.4 Bcfe, or 157,783 Mcfe/d), a 4% sequential increase from the first quarter of 2012

•	Record Oil Revenue of $68.6 million, amounting to 82% of total revenue

•	Record Revenue of $83.8 million, or adjusted revenue of $92.0 million, including the impact of realized hedges

•
Net Income of $28.5 million, or Adjusted Net Income, (as defined below) of $10.5 million, a sequential decrease of $7.5 million from the first quarter of 2012, due to a 37% increase in DD&A, largely attributable to the April 2012 sale of Barnett Shale properties to Atlas

•	EBITDA, (as defined below) of $69.3 million, comparable to the $70.2 million first quarter 2012 record

Production volumes during the three months ended June 30, 2012 were 2,393 Mboe, an increase of 82 Mboe, or 4%, from first quarter 2012 production of 2,311 Mboe. The 4% sequential increase in production from the first quarter of 2012 to the second quarter of 2012 was due to the contribution of new wells brought on during the quarter. Second quarter production growth would have been substantially higher had it not been impacted by the sale of Barnett Shale production to Atlas Resource Partners, L.P. ("Atlas") on May 1, 2012.

Adjusted revenues were $92.0 million for the second quarter of 2012, which includes oil and gas revenues of $83.8 million and realized hedge gains of $8.2 million, compared to $54.1 million for the second quarter of 2011, which includes oil and gas revenues of $50.7 million and realized hedge gains of $3.4 million. The increase in adjusted revenues was primarily driven by increased oil production, and higher realized hedge gains partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized oil price increased 4% to $97.97 per barrel for the second quarter of 2012 compared to $93.90 per barrel for the second quarter of 2011 and the average realized gas price decreased 39% to $2.22 per Mcfe for the second quarter of 2012 compared to $3.66 per Mcfe for the second quarter of 2011. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items described in the statements of operations included below (“Adjusted Net Income”), was $10.5 million, or $0.27 and $0.26 per basic and diluted share, respectively, during the second quarter of 2012, as compared to $9.5 million, or $0.25 and $0.24 per basic and diluted share, respectively, during the second quarter of 2011. The Company reported net income of $28.5 million, or $0.72 and $0.71 per basic and diluted share, respectively, for the quarter ended June 30, 2012, as compared to net income of $7.7 million, or $0.20 per basic and diluted share for the same quarter during 2011.

Earnings before interest, income tax, depreciation, and depletion and amortization (“EBITDA”), as described in the statements of operations included below, was $69.3 million, or $1.75 and $1.73 per basic and diluted share, respectively, during the second quarter of 2012, as compared to $41.8 million, or $1.07 and $1.06 per basic and diluted share, respectively, during the second quarter of 2011. EBITDA during the second quarter of 2011 included the benefit of cash distributions totaling $3.3 million from a joint venture partner as described below.

During the second quarter of 2011, the Company received cash distributions of $3.3 million on its B Unit investment in ACP II Marcellus, LLC (“ACP II”), a joint venture partner in the Marcellus Shale that is an affiliate of Avista Capital Partners, LP (“Avista”), a private equity fund, as a result of ACP II's distribution to Avista of proceeds from its sale of oil and gas properties to an affiliate of Reliance Industries Limited ("Reliance”). Although such cash distributions are included in EBITDA and Adjusted Net Income, such cash distributions are recognized as a reduction of oil and gas property costs under the full cost method of accounting and accordingly, are not included in net income.

Lease operating expenses were $7.0 million ($2.94 per Boe or $0.49 per Mcfe) for the three months ended June 30, 2012 as compared to lease operating expenses of $7.4 million ($3.99 per Boe or $0.66 per Mcfe) for the second quarter of 2011. The $0.4 million decrease in lease operating expenses is primarily due to the Atlas and KKR sales partially offset by increased production. The decrease in operating cost per unit is primarily due to the Atlas and KKR sales (which were higher operating cost per unit properties as compared to our remaining Barnett Shale properties) partially offset by the higher operating cost per unit associated with oil production.

Production taxes were $3.1 million (or 3.7% of oil and gas revenues) for the three months ended June 30, 2012 as compared to $1.5 million (or 2.9% of oil and gas revenues) for the three months ended June 30, 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $2.3 million ($0.96 per Boe or $0.16 per Mcfe) for the three months ended June 30, 2012 from $1.0 million ($0.53 per Boe or $0.09 per Mcfe) for the same period in 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2011. The increase in ad valorem taxes per unit is due primarily to new oil wells drilled in 2011, which have higher property tax valuations as compared to our natural gas wells.

General and administrative expense was $10.2 million during the three months ended June 30, 2012 as compared to $5.7 million during the three months ended June 30, 2011. The increase was primarily due to increased compensation costs related to an increase in personnel in the second quarter of 2012 as compared to the second quarter of 2011.

Depreciation, depletion and amortization (“DD&A”) expense for the second quarter of 2012 increased $22.8 million to $43.4 million ($18.12 per Boe or $3.02 per Mcfe) from the DD&A expense for the second quarter of 2011 of $20.6 million ($11.04 per Boe or $1.84 per Mcfe). The $22.8 million increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per unit. The increase in the DD&A rate per unit is largely due to the impact of the significant decrease in natural gas reserves in the Barnett Shale as result of the Atlas sale as well as the significant increase in crude oil reserves in the Eagle Ford that were added in 2011, which have a higher finding cost per equivalent unit than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $9.1 million for the second quarter of 2012 compared to $6.1 million for the second quarter of 2011. The increase was primarily attributable to interest on the $200 million aggregate principal amount of our Senior Notes issued in the fourth quarter of 2011.

An unrealized gain on derivatives of $30.0 million was recorded for the second quarter of 2012 compared to an unrealized gain on derivatives of $8.1 million for the second quarter of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $1.5 million was recorded for the three months ended June 30, 2012 as compared to $6.8 million for the same period in 2011. The decrease in stock-based compensation expense was primarily driven by a decrease in the fair value of cash-settled stock appreciation rights due to a decrease in stock price during the second quarter of 2012 as compared to an increase in stock price during the second quarter of 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards outstanding during second quarter of 2012 as compared to the same period of 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the three months ended June 30, 2012 and 2011 were 37.1% and 36.7%, respectively.

The actual effective income tax rates for the second quarter of 2012 and 2011 were 34.2% and 31.8%, respectively, which were lower than the estimated annual effective income tax rates due to the foreign tax benefit of our U.K. Huntington field development project.

Results for the Six Months Ended June 30, 2012--

•	Record Oil Production of 6,782 Bbls/d, an increase of 321% from the same period in 2011

•	Record Total Production of 4,704 Mboe, or 25,845 Boe/d, (equivalently 28.2 Bcfe, or 155,071 Mcfe/d) an increase of 28% from the same period in 2011

•	Record Oil Revenue of $127.9 million, amounting to 78% of total revenue

•	Record Revenue of $164.5 million, or adjusted revenue of $183.6 million, including the impact of realized hedges

•	Net Income of $37.9 million, or Adjusted Net Income, (as defined below) of $28.4 million

•	Record EBITDA, (as defined below) of $139.6 million

Production volumes during the six months ended June 30, 2012 were 4,704 Mboe, an increase of 1,060 Mboe, or 28%, compared to production of 3,644 Mboe during the six months ended June 30, 2011. The increase in production was primarily due to increased production from new wells, partially offset by normal production decline and the Atlas and KKR sales.

Adjusted revenues were $183.6 million for the six months ended June 30, 2012, which includes oil and gas revenues of $164.5 million and realized hedge gains of $19.1 million, compared to $106.9 million for the same period in 2011, which includes oil and gas revenues of $94.7 million and realized hedge gains of $12.2 million. The increase in adjusted revenues was primarily driven by increased production and higher oil prices partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized oil price increased 13% to $103.08 per barrel for the first six months of 2012 compared to $91.59 per barrel for the first six months of 2011 and the average realized gas price decreased 32% to $2.58 per Mcfe for the first six months of 2012 compared to $3.82 per Mcfe for the first six months of 2011. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted Net Income was $28.4 million, or $0.72 and $0.71 per basic and diluted share, respectively, during the six months ended June 30, 2012, as compared to $20.2 million, or $0.52 and $0.51 per basic and diluted share, respectively, during the six months ended June 30, 2011. The Company reported net income of $37.9 million, or $0.96 and $0.95 per basic and diluted share, respectively, for the six months ended June 30, 2012, as compared to net income of $8.5 million, or $0.22 and $0.21 per basic and diluted share for the same period during 2011.

EBITDA, as described in the statements of operations included below, was $139.6 million, or $3.53 and $3.49 per basic and diluted share, respectively, during the six months ended June 30, 2012, as compared to $81.4 million, or $2.10 and $2.06 per basic and diluted share, respectively, for the same period in 2011. EBITDA for the six months ended June 30, 2011 included the benefit of cash distributions totaling $3.3 million from a joint venture partner as described below.

During the six months ended June 30, 2011, we received cash distributions of $3.3 million on our B Unit investment in ACP II as a result of ACP II's distribution to Avista of proceeds from its sale of oil and gas properties to Reliance. Although such cash distributions are included in EBITDA and Adjusted Net Income, such cash distributions are recognized as a reduction of oil and gas property costs under the full cost method of accounting and accordingly, are not included in net income.

Lease operating expenses were $15.5 million ($3.29 per Boe or $0.55 per Mcfe) for the six months ended June 30, 2012 as compared to lease operating expenses of $14.1 million ($3.87 per Boe or $0.64 per Mcfe) for the six months ended June 30, 2011. Lease operating expenses increased $1.4 million primarily due to increased production from new wells partially offset by the Atlas and KKR sales. The decrease in operating cost per unit is due to the Atlas and KKR sales (which were higher operating cost per unit properties as compared to our remaining Barnett Shale properties) partially offset by the higher operating cost per unit associated with oil production.

Production taxes were $6.2 million (or 3.8% of oil and gas revenues) for the six months ended June 30, 2012 as compared to $2.4 million (or 2.5% of oil and gas revenues) for the six months ended June 30, 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $5.9 million ($1.26 per Boe or $0.21 per Mcfe) for the six months ended June 30, 2012 from $1.7 million ($0.46 per Boe or $0.08 per Mcfe) for the same period in 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2011 and the commonwealth of Pennsylvania’s February 2012 enactment of an “impact fee” on the drilling of unconventional natural gas wells. Because of the retroactive nature of the impact fee, approximately $1.2 million of ad valorem taxes recognized during the first six months of 2012 is attributable to wells drilled prior to 2012. The increase in ad valorem taxes per unit is due primarily to new oil wells drilled in 2011, which have higher property tax valuations as compared to our natural gas wells, as well as the recognition of the impact fee in 2012.

General and administrative expense was $16.7 million during the six months ended June 30, 2012 as compared to $10.7 million during the six months ended June 30, 2011. The increase was primarily due to increased compensation costs related to an increase in personnel in the six months ended June 30, 2012 as compared to the same period of 2011.

DD&A expense for the six months ended June 30, 2012 increased $37.7 million to $74.9 million ($15.96 per Boe or $2.66 per Mcfe) from the DD&A expense for the six months ended June 30, 2011 of $37.3 million ($10.20 per Boe or $1.70 per Mcfe). The $37.7 million increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per unit. The increase in the DD&A rate per unit is largely due to the impact of the significant decrease in natural gas reserves in the Barnett Shale as a result of the Atlas and KKR sales as well as the increase in crude oil reserves in the Eagle Ford that were added in 2011, which have a higher finding cost per equivalent unit than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $19.1 million for the six months ended June 30, 2012 compared to $12.1 million for the same period in 2011. The increase was primarily attributable to interest on the $200 million aggregate principal amount of our Senior Notes issued in the fourth quarter of 2011.

An unrealized gain on derivatives of $21.9 million was recorded for the six months ended June 30, 2012 compared to an unrealized loss on derivatives of $1.3 million for the same period in 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $5.5 million was recorded for the six months ended June 30, 2012 as compared to $10.7 million for the same period in 2011. The decrease in stock-based compensation expense was primarily driven by a decrease in the fair value of cash-settled stock appreciation rights due to a decrease in stock price during the six months ended June 30, 2012 as compared to an increase in stock price during the same period of 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards outstanding during 2012 as compared to the same period of 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the six months ended June 30, 2012 and 2011 were 37.1% and 36.7%, respectively. The actual effective income tax rates for the six months ended June 30, 2012 and 2011 were 33.2% and 35.5%, respectively, which were lower than the estimated annual effective income tax rates due to the foreign tax benefit of our U.K. Huntington field development project.

Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented, "We are very pleased with our second quarter production volumes and financial results. Our oil production came in well above the high end of our guidance due to better performance associated with new production from longer laterals drilled in the Eagle Ford Shale, while our gas production was positively influenced by flatter than expected declines from new wells brought on-line in the Marcellus Shale in northeast Pennsylvania. The new production brought on during the quarter was sufficient to more than offset the Barnett Shale volumes sold to Atlas Resource Partners which were recognized on May 1st. During the quarter we were able to add nearly 3,000 net prime acres to our Eagle Ford position in La Salle County, Texas and added nearly 3,000 net Niobrara acres located in a low risk area south of the Denver Airport within the Wattenberg Field proper. These opportunistic purchases will add to our drilling inventory and help extend the growth profile of these high return plays.

"Our engineers recently generated a reserve report updated with the second quarter's drilling results showing our mid-year proved domestic reserves to be approximately 103,500 Mboe, consisting of 33% liquids (29% crude oil and 4% NGLs) and 49% proved developed. We plan to revise this report to include additional drilling results through the end of August and submit it to our banking group for use in their upcoming borrowing base redetermination scheduled in September. We believe our increased reserve base will result in a substantial increase in available liquidity under our bank facility.

"Initial bids have been received for our North Sea Huntington Development project; we are currently working with the high bidder to assist them in securing the financing necessary to complete the purchase of our interest. In additional capital raising efforts, we received multiple competitive offers on our northern Utica leasehold and we are in the process of negotiating an acceptable sales agreement covering a portion of the position. We expect the transaction to close in the third quarter and net up to $40 million.

"Based on our current well completion plans, our guidance for the quarter is for our oil production to range from 7,800 to 8,200 barrels per day (a sequential quarterly increase of over 5% from the midpoint) and for our gas and NGL production to range from 92,000 to 96,000 mcfe per day. This will be the first full quarter of production to completely exclude the gas volumes sold to Atlas. We are increasing our guidance for 2012 annual gas and NGL production to range from 103,500 to 106,500 mcfe per day. The capital required to support our second half activity forecast is anticipated to be significantly lower than the domestic capex recorded in the first half due in part to three frac holidays we have incorporated into our plans in order to offset our increased drilling and completion efficiencies. This benefit, along with reduced land investment, normal average lateral lengths in the Eagle Ford, and two drilling rigs released late in the first half, should result in our second half spending to range around $235 million."

The Company will hold a conference call to discuss 2012 second quarter financial results on Tuesday, August 7, 2012 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 750-5861 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, August 14, 2012 at 11:59 AM Central Daylight Time at (800) 633-8284. The reservation number for the replay is 21600250.

A simultaneous webcast of the call may be accessed over the internet at http://www.visualwebcaster.com/event.asp?id=88563 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2012 Second Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania and West Virginia, and the U.K. North Sea where our Huntington Field project is currently under development.

Statements in this news release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production rate target guidance for the quarter, growth profile, high return plays, sale of the North Sea Huntington Development project and financing thereof, sale of Utica acreage including timing and price thereof, timing and levels of production, drilling and completion, production mix, development plans, growth, use of proceeds, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, ability to reach agreement and close on pending transactions, purchasers obtaining financing, satisfaction of closing conditions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. There can be no assurance any financing matter or transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Oil and condensate	$68,576	$15,530	$127,945	$27,360
Natural gas	12,964	31,840	32,151	60,851
NGLs	2,278	3,302	4,437	6,519
Total oil and gas revenues	83,818	50,672	164,533	94,730
Realized gain on derivatives, net (1), (2)	8,152	3,387	19,104	12,180
Adjusted revenues	91,970	54,059	183,637	106,910

Costs and expenses:
Lease operating	7,031	7,427	15,454	14,093
Production taxes	3,128	1,466	6,227	2,407
Ad valorem taxes	2,296	981	5,911	1,672
General and administrative	10,196	5,701	16,699	10,703
Total costs and expenses	22,651	15,575	44,291	28,875

Other items of income (expense) included in EBITDA, as defined:
Cash Distributions-Related Party	—	3,333	—	3,333
Other income, net	13	(4)	212	55
EBITDA, as defined	$69,332	$41,813	$139,558	$81,423
EBITDA per common share-Basic	$1.75	$1.07	$3.53	$2.10
EBITDA per common share-Diluted	$1.73	$1.06	$3.49	$2.06

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(43,380)	$(20,595)	$(74,941)	$(37,271)
Cash interest expense	(15,794)	(11,084)	(31,260)	(21,771)
Cash interest capitalized	6,735	5,023	12,162	9,628
Accretion expense related to asset retirement obligations	(170)	(71)	(348)	(145)
Interest income	9	3	22	4
Adjusted income before income taxes	16,732	15,089	45,193	31,868
Adjusted income tax expense	(6,208)	(5,544)	(16,766)	(11,708)
ADJUSTED net income, as defined	$10,524	$9,545	$28,427	$20,160
ADJUSTED net income per common share-Basic	$0.27	$0.25	$0.72	$0.52
ADJUSTED net income per common share-Diluted	$0.26	$0.24	$0.71	$0.51

Other non-cash items of income (expense) included in net income:
Unrealized gain (loss) on derivatives, net (2), (3)	$30,048	$8,068	$21,898	$(1,337)
Stock-based compensation expense	(1,516)	(6,805)	(5,532)	(10,655)
Other non-cash general and administrative expenses (4)	(1,334)	(978)	(2,118)	(946)
Non-cash interest expense	(1,892)	(1,323)	(3,762)	(2,844)
Non-cash interest capitalized	1,074	626	1,670	1,281
Non-cash reclassification of Cash Distributions-Related Party to oil and gas property costs	—	(3,333)	—	(3,333)
Loss on extinguishment of debt	—	—	—	(897)
Foreign currency transaction gain (loss)	202	—	(594)	2

Income before income taxes	43,314	11,344	56,755	13,139
Income tax expense	(14,810)	(3,602)	(18,828)	(4,662)
Net income	$28,504	$7,742	$37,927	$8,477
Net income per common share-Basic	$0.72	$0.20	$0.96	$0.22
Net income per common share-Diluted	$0.71	$0.20	$0.95	$0.21

Weighted average common shares outstanding-Basic	39,596	38,898	39,520	38,841
Weighted average common shares outstanding-Diluted	40,042	39,497	39,987	39,450

NOTES:

(1) Includes reclassifications of approximately $0.1 million for the three months ended June 30, 2012 and 2011, and $0.2 million and $0.6 million for the six months ended June 30, 2012 and 2011, respectively, from general and administrative to realized gain on derivatives, net, related to agency fees paid to enter into certain derivative positions.

(2) Includes reclassifications of approximately $1.6 million and $1.4 million for the three months ended June 30, 2012 and 2011, respectively, and $1.7 million and $2.2 million for the six months ended June 30, 2012 and 2011, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.

(3) Includes reclassifications of approximately $0.0 and $0.5 million for the three months ended June 30, 2012 and 2011, respectively, and $0.1 million and $0.5 million for the six months ended June 30, 2012 and 2011, respectively, from general and administrative to unrealized gain/loss on derivatives, net, related to accrued agency fees incurred to enter into certain derivative positions.

(4) Other non-cash general and administrative expenses include non-cash contribution expense, rent expense, and allowance for doubtful accounts.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS:
Cash and cash equivalents	$20,769	$28,112
Fair value of derivative instruments	34,829	27,877
Other current assets	92,549	64,408
Total current assets	148,147	120,397
Investment	2,523	2,523
Fair value of derivative instruments	24,441	9,617
Deferred income taxes	42,340	59,755
Property and equipment, net	1,464,147	1,310,514
Other assets	23,044	24,874
TOTAL ASSETS	$1,704,642	$1,527,680

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities	$284,402	$261,151
Current maturities of Huntington Facility due June 30, 2013	16,650	—
Deferred income taxes	11,098	9,685
Other current liabilities	2,552	484
Total current liabilities	314,702	271,320
Long-term debt, net of current maturities and debt discount	816,478	729,300
Other liabilities	16,059	17,196
Fair value of derivative instruments	103	9
Shareholders' equity	557,300	509,855
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,704,642	$1,527,680

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CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Production volumes-

Oil and condensate (MBbls)	693	158	1,234	292
NGLs (Mboe)	65	70	114	139
Natural gas (MMcf)	9,808	9,803	20,135	19,282
Natural gas equivalent (MMcfe)	14,358	11,174	28,223	21,866
Oil and condensate equivalent (Mboe)	2,393	1,862	4,704	3,644

Average sales prices-

Oil and condensate ($ per Bbl)	$98.92	$98.02	$103.66	$93.74
Oil and condensate ($ per Bbl) - with hedge impact	$97.97	$93.90	$103.08	$91.59
NGLs ($ per Boe)	$34.97	$47.16	$39.00	$47.00
Natural gas ($ per Mcf)	$1.32	$3.25	$1.60	$3.16
Natural gas ($ per Mcf) - with hedge impact	$2.22	$3.66	$2.58	$3.82